Exhibit 99.3

Report of Independent Registered Public Accounting Firm on

Financial Statement Schedule

To the Board of Directors of

United States Cellular Corporation:

Our audits of the consolidated financial statements and of the effectiveness of internal control over financial reporting referred to in our report dated February 25, 2010, except for Note 20, as to which the date is August 5, 2010 included in this Current Report on Form 8-K also included an audit of the financial statement schedule listed in Exhibit 99.3 of this Form 8-K.  In our opinion, based on our audits and the report of other auditors, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

Chicago, Illinois

February 25, 2010, except for Note 2, as to which the date is August 5, 2010

UNITED STATES CELLULAR CORPORATION

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

		Additions
	Balance at	Charged to	Charged to		Balance at
	Beginning of	Costs and	Other		End of
Description	Period	Expenses	Accounts	Deductions	Period
Column A	Column B	Column C-1	Column C-2	Column D	Column E
(Dollars in thousands)
For the Year Ended December 31, 2009
Deducted from deferred tax asset:
Valuation allowance (1)	$(23,565)	$10,348	$(6,017)	$—	$(19,234)
Deducted from accounts receivable:
Allowance for doubtful accounts	(8,372)	(107,991)	—	89,739	(26,624)
For the Year Ended December 31, 2008
Deducted from deferred tax asset:
Valuation allowance	$(22,874)	$—	$(691)	$—	$(23,565)
Deducted from accounts receivable:
Allowance for doubtful accounts	(12,723)	(73,157)	—	77,508	(8,372)
For the Year Ended December 31, 2007
Deducted from deferred tax asset:
Valuation allowance	$(17,274)	$—	$(5,600)	$—	$(22,874)
Deducted from accounts receivable:
Allowance for doubtful accounts (2)	(13,016)	(66,923)	—	67,216	(12,723)

(1)   As of December 31, 2009, the valuation allowance reduced current deferred tax assets by $1.2 million and noncurrent deferred tax assets by $18.0 million.

(2)   During 2010, U.S. Cellular discovered errors which resulted in the overstatement of service revenues and understatement of sales tax liabilities for 2009, 2008 and 2007. In addition to recording these adjustments, U.S. Cellular recorded other adjustments to prior-year amounts to correct other immaterial items. In accordance with SEC Staff Accounting Bulletin Nos. 99 and 108 (“SAB 99 and SAB 108”), U.S. Cellular evaluated these errors and determined that they were immaterial to each of the reporting periods affected and, therefore, amendments of previously filed reports was not required. However, if the adjustments to correct the cumulative errors had been recorded in the first or second quarters of 2010, U.S. Cellular believes the impact would have been significant to such quarters and would impact comparisons to prior periods. As permitted by SAB 108, U.S. Cellular has revised its Consolidated Statement of Operations, Statement of Changes in Equity, Statement of Cash Flows and Statement of Comprehensive Income for the years ended December 31, 2009, 2008 and 2007 and the Consolidated Balance Sheet as of December 31, 2009 and 2008 for these immaterial amounts. The following table provides information regarding the impact of these revisions on the allowance for doubtful accounts:

	As previously
Year Ended or at December 31,	reported	Adjustment	Revised
(Dollars in thousands)
2007
Allowance for doubtful accounts	$(12,417)	$(306)	$(12,723)